Exhibit 99.1


For:     Frozen Food Express              From: Mike Engleman
         Industries, Inc.                       Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                          11308 Valleydale
Company Contacts:                               Dallas, TX 75230
     Stoney M. (Mit) Stubbs, Jr. (CEO)          (214) 373-6464
     F. Dixon McElwee, Jr. (CFO)
     (214) 630-8090

For Immediate Release

                    Frozen Food Express Signs
              Amended $50 Million Credit Agreement


      Dallas, Texas, June 1, 2000-Frozen Food Express Industries, Inc. (Nasdaq: FFEX), today announced that it has signed an amendment of its credit agreement with a group of three banks.
     Participating in the two-year, $50 million amended revolving credit facility are Wells Fargo Bank (Texas), N.A., Fleet National Bank of Boston and Comerica Bank-Texas. There is presently approximately $15 million available under the credit agreement.
      "We  are pleased to have this issue behind us", said Stoney
M. (Mit) Stubbs, Jr., President and CEO of FFEX. "We are very focused on our efforts to return to our long-term history of profitability, and we are looking forward to having available the liquidity to help fuel those efforts."
      Frozen Food Express Industries, Inc. is one of the largest temperature-controlled carriers of perishable goods (primarily processed foods and meats) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.
      Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the company's SEC filings) which could cause actual results to differ.